Exhibit 10.39

DISTRIBUTION AGREEMENT BETWEEN AVAYA INC. AND

SCANSOURCE, INC., d.b.a. CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Distribution Agreement (“Agreement”) is effective as of August 16, 2002 and is between Avaya Inc. (“Avaya”), a Delaware corporation, with offices at 211 Mount Airy Road, Basking Ridge, New Jersey 07920, and ScanSource, Inc., d.b.a. Catalyst Telecom, its subsidiaries and affiliates, including without limitation Channel Max (“Distributor”) a South Carolina corporation, with its principal place of business at 6 Logue Court, Suite G Greenville, SC 29615.

Avaya and Distributor hereby agree as follows:

1.0 DEFINITIONS

For the purposes of this Agreement, the following terms and their definitions shall apply:

1.1 “Affiliate” means with respect to any party, any person or entity that is under common control with, controls, or is controlled by, that party.

1.2 “Agreement” means this Distributor Agreement and all Appendices and Attachments hereto which are incorporated by reference herein.

1.3 “Applicable Price” means the list price or catalog price in effect on the date of Avaya’s receipt of Distributor’s order, subject to any Avaya discount schedule or price plan or policy which may serve to modify the list price.

1.4 “Authorized Distributor” means any distributor that has entered a Distribution Agreement with Avaya.

1.5 “Confidential Information” means all information furnished under or in contemplation of the Agreement, which is marked with a restrictive notice or otherwise designated as proprietary, or which the receiving party knows or should know is being disclosed on a confidential basis, including without limitation, this Agreement and its terms and conditions, all trade secrets and price, discount and rebate lists and schedules.

1.6 “Distribution Functions” means Distributor’s services related to Resellers, including but not limited to warehousing of Products, resale and shipping of Products to Resellers, provision of technical and marketing information about Products to Resellers, provision of information about promotional offers to Resellers, and provision of credit to Resellers, all as set forth herein.

1.7 “Effective Date” means the date of this Agreement as stated above.

1.8 “End User” means a third party to whom a Reseller markets or sells Products within the Territory for use by such third party in the ordinary course of its business and not for resale.

1.9 “Licensed Materials” means the object code Software furnished by Avaya and intended for use in or provided for use with Products and also includes the information in the Related Documentation furnished to Reseller for use therewith. Unless otherwise specified, no source code version of Software will be included in Licensed Materials.

1.10 “Licensed Trademarks” means those certain Avaya designated trademarks, insignia and symbols which are associated with the Products.

1.11 “Permission to Connect” means any necessary approval by the duly authorized governing authorities for use of a Product or Product Component in the Territory. The term includes but is not limited to “type acceptance”, “type approval”, “prior connection inspection”, homologation” or any similar process, which would provide authorization to connect a Product or Product Component to the public telecommunications network and/or to sell a Product in the Territory.

1.12 “Product(s)” means those products and/or services identified in a Product Appendix and which Distributor has been authorized to distribute under this Agreement. The authorized products and services may be amended and supplemented by Avaya from time to time. Each Product consists of one or more Product Components selected by Avaya at its sole discretion.

1.13 “Product Component” means an item or part of equipment identified by an Avaya equipment code, whether manufactured by Avaya or a third-party.

1.14 “Related Documentation” means all materials in printed, written or electronic form used to describe the products or Product Components, excluding marketing materials.

1.15 “Reseller” means a reseller that has entered a Reseller Agreement with Avaya and is thereby authorized to purchase and resell Product and Product Components to End Users only.

1.16 “Software” means any computer program that is composed of routines, subroutines, instructions, processes, algorithms, and like ideas or know-how, owned by or licensed to Avaya and or one or more of its suppliers, regardless of the medium of delivery, including revisions, patches and updates of the same.

1.17 “Territory” means the following geographic area: the fifty (50) states of the United States of America and the District of Columbia.

1.18 “Toll Fraud” means the unauthorized use of telecommunications services or facilities accessed through or connected to Products.

1.19 “Unused Product” means a Product or Product Component originally manufactured by Avaya (or an entity controlled by, controlling or under common control with Avaya), never used, frequently still in original packaging with original documentation, but which does not carry and Avaya factory warranty because of an improper acquisition of the Product or Product Component, such as theft or sale or resale of the Product or Product Component. Purchase and/or sale of Unused Product is a violation of this Agreement.

2.0 TERM

2.1 This Agreement shall be effective as of the date stated above and shall have a term of one year beginning on said date, unless terminated sooner pursuant to the provisions of this Agreement. Unless either party gives written notice of its intent not to renew to the other ninety (90) days in advance of the termination date, this Agreement will automatically renew for subsequent one-year terms.

3.0 DISTRIBUTOR APPOINTMENT

3.1 Avaya hereby appoints Distributor, and Distributor hereby accepts an appointment, to be an authorized Avaya Distributor for the limited purpose of: marketing and selling from authorized marketing locations in the Territory the Products, listed in the Product Group Attachments(s) which are attached hereto, to Resellers within the Territory in accordance with the terms and conditions of this Agreement. The appointment of Distributor is predicated on Distributor’s agreement to perform its obligations under this Agreement and to achieve the Territory annual commitment of Products for Distributor determined pursuant to Section 12 of this Agreement. Distributor may not sell Products outside of the Territory without Avaya’s prior written consent, which may be withheld in its discretion.

3.2 Distributor shall have no right to authorize any other entity to resell or market Products and any such authorization or attempted authorization shall be void and without effect. Distributor’s sales of Products to third parties that are not Resellers as defined herein shall be grounds for termination.

3.3 Distributor is not authorized to employ sales agents (other than an employee of Distributor located at an authorized Distributor marketing location) or other independent contractors to market Products. Distributor agrees that it has not exclusive right to market the Products set forth in a Product Appendix hereto in the Territory. Avaya expressly reserves both the right to contract with other to market Products in the Territory and elsewhere and to itself directly engage in such marketing.

3.4 The relationship of the parties under this Agreement shall be, and shall at all times remain, one of independent contractors and not that of franchiser and franchisee, joint ventures, or principal and agent, and no fiduciary relationship exists between the parties. Neither party shall have any authority to assume or created obligations on the other’s behalf with respect to Products, and neither party shall take any action that has the effect of creating the appearance of its having such authority.

3.5 All persons furnished by Distributor to perform its Distribution Functions shall be considered solely Distributor’s employees, and Distributor shall be solely responsible for payment of all their unemployment, Social Security and other payroll taxes including contributions from Distributor when required by law.

3.6 No payment of any fee is required of Distributor as a condition of this Agreement.

4.0 DISTRIBUTOR RESPONSIBILITIES

4.1 Performance of Obligations: Distributor represents that it has the necessary resources to perform its obligations hereunder including, without limitation, the necessary financial, marketing capabilities, integrity and dedication to sell forecast quantities of Products. Distributor agrees to provide annual audited and quarterly internal financial statements to Avaya, upon request. Distributor agrees to devote its reasonable commercial efforts to promoted and market Products to Avaya’s Resellers. Distributor also warrants that it will conduct its business in a manner that reflects favorably on the quality image of the Products and on the good name, goodwill or reputation of Avaya and will not employ deceptive, misleading or unethical practices detrimental to Avaya or its Products.

4.2 Alternative Sources: Distributor shall not purchase or otherwise obtain Products for resale from any source other than Avaya. If a product is not available through Avaya on a timely basis, Distributor may purchase the Product from another Authorized Distributor that purchased it from Avaya, using the Avaya alternate source policy set forth in the Business Partner Policy and Process Handbook (Distributors) and with Avaya’s prior approval, provided that such purchases are only to meet a specific customer need. Distributor’s purchase or resale of an unused Product shall be grounds for termination of this Agreement.

4.3 Training: Distributor shall retain sales and service personnel sufficiently trained to perform its obligations under the Agreement, including but not limited to a knowledge of the industry, the Products and the servicing of the Products. Distributor shall participate in sales training provided by Avaya, including annual sales training updates or refresher courses with options to satisfactorily pass Avaya’s written examination in lieu of such training. Distributor shall ensure that Distributor’s employees or representative engaged in marketing the Products are qualified and competent to do so, are knowledgeable of the specifications, features and advantages of the Products and are capable of demonstrating the use and capabilities of the Products and their applications to End-Users, obtain relevant training from Avaya and conduct such marketing activities in a professional manner. If applicable, Distributor shall meet any individual certification requirements to sell the Products.

4.4 Notice: Distributor and Avaya shall report promptly to each other all known or suspected Avaya Product defects or safety problems and Distributor shall keep Avaya informed of Reseller or End User complaints.

4.5 Access to Distributor’s Premises: Distributor shall provide Avaya reasonable access to Distributor’s premises during normal business hours to inspect and verify Distributor performance of its obligations under this Agreement, including the right to inspect and audit Distributor’s records relating to Product transactions in and out of Distributor’s Territory, Distributor’s purchases and sales of Unused Products, and Distributor’s performance of Distribution Functions.

4.6 Compliance with Laws: (a) Distributor shall not directly or indirectly pay, offer, promise or give or authorize to pay, offer or give money or anything of value to any employee or official of a government or department thereof, political party or candidate for political office or to any employees or officials of public international organizations, or to any other person while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such person or by any governmental body for the purpose of obtaining, retaining or directing business or to otherwise obtain an improper advantage. Distributor will no undertake any action that may cause Avaya to be in breach of the rules and regulations of the U.S. Foreign Corrupt Practices Act or any similar legislation of any other country.

(b) Distributor furthermore shall comply with all applicable laws and regulations of the territory and the United States, including without limitation the anti-boycott laws and laws pertaining to data protection and all requirements of Part 68, 50 U.S.C. app. Sections 2401-2414. If at any time after the effective date hereof, this Agreement or the performance by Distributor or Avaya of its obligations is no longer in compliance with any federal, state or local law or regulation, this Agreement shall be appropriately amended by the parties so as to be in compliance with those laws or regulations or, if such an amendment would materially change this Agreement, this Agreement may be terminated by either party.

4.7 Records: Distributor shall keep accurate accounts, books and records relating to the business of Distributor with respect to Products and Distributor services, which shall be kept in accordance with generally accepted accounting principles, if applicable.

4.8 Quality Reviews: Distributor agrees to maintain Avaya’s high standards for Products a service quality. Distributor agrees to abide by all Avaya quality policies and periodically visit Business Partner website for policy and procedure changes. Distributor agrees to participate in Avaya’s Customer Satisfaction Surveys. Avaya may conduct performance reviews of all Distributor responsibilities and Distributor fulfillment of Avaya’s quality policies.

4.9 Use of Website: The terms of Web Site Use appearing on any Avaya Website used by Distributor, as such terms may be amended from time to time, are hereby incorporated by reference into this Agreement as if set forth herein.

4.10 Reporting: Distributor agrees to provide point of sales reporting as specified in the Business Partner Policy and Process Handbook (Distributors).

4.11 Security: Distributor agrees to immediately deauthorize the password of any employee or contractor with password access to Avaya information systems (e.g., the TeamWorks, and BusinessPartner websites) upon termination of employment. Notification of such deauthorization shall be made to the Avaya information administrator within two (2) business days of the employee or contractor termination.

4.12 No Additional Warranty: Distributor shall not grant any Reseller or End User a warranty greater than the limited warranty granted by Avaya to the Reseller or End User, and any such grant shall be Distributor’s own responsibility, and shall not be binding upon Avaya.

4.13 Distributor shall have the capability of providing Resellers reasonable financing alternative (i.e., net 30 days) to facilitate the procurement of Avaya Products and distributor services. Distributor shall furnish evidence of such capability to Avaya upon request.

5.0 DISTRIBUTOR ORDERS

5.1 Orders for Products (including Product Components) submitted by Distributor shall refer to the identification number of this Agreement and shall contain the information necessary for proper delivery and invoicing, including without limitation, the date of the order, a description of and the Avaya order code (currently referred to as PECode or Comcode) for Products and Products and Product Components to be furnished and any shipping instructions. All orders submitted by Distributor shall be deemed to incorporate and be subject to the terms and conditions of this Agreement as well as any supplemental terms and conditions agreed to in a writing signed by the authorized representatives of both parties. All other terms and conditions, including any pre-printed terms and conditions contained on any order form or correspondence originated by Distributor are rejected and shall have no effect. Avaya may require that Products and Product Components be ordered only in factory-packed quantities or in minimum order amounts.

5.2 Avaya will ship Products (including Product Components) ordered by Distributor only to Distributor’s authorized shipping location(s) or, on request, to the premises of a Reseller within the Territory. Avaya will use its reasonable commercial efforts to fill promptly Distributor’s written orders for Products and Products

Components, insofar as practical and consistent with Avaya’s then-current lead-time schedule, shipping schedule, access to supplies on acceptable terms and allocation of available products and capacity among Avaya customers.

6.0 DISTRIBUTOR CANCELLATION OF ORDERS

6.1 Distributor may, upon written notice to Avaya, cancel any order or portion thereof in accordance with the applicable Avaya returns policy, a copy of which will be provided to Distributor upon execution of this Agreement, and which Avaya may, in its sole discretion, change from time to time.

7.0 PRODUCT, PRODUCT COMPONENTS AND SOFTWARE LICENSE CHANGES

7.1 Avaya may, at any time without advising Distributor, and without liability to Distributor, make changes in the Products or Product Components, modify the drawings and specifications relating thereto, or substitute Products or Product Components of later design to fill an order, or change the terms of its End User Software license, provided the changes, modifications or substitutions under normal and proper use do not adversely impact upon form, fit or function, or are recommended by Avaya to enhance safety. Such additions, deletions and changes will be communicated to Distributor within a reasonable time of the decision to add, delete or change. Replacement, spare, and maintenance Product Components provided to Distributor or purchased by Distributor under this Agreement, may at Avaya’s option, be either new or refurbished.

8.0 DISTRIBUTOR PRICES, DISCOUNTS AND REBATES

8.1 The prices applicable to Distributor orders requesting shipment within Avaya’s then current Avaya Product shipment intervals shall be determined in accordance with Avaya’s Applicable Price. Avaya’s current Applicable Prices and Distributor discount and rebate schedules will be provided to Distributor upon execution of this Agreement, and which Avaya, may, in its sole discretion, change from time to time. Distributor orders requesting delayed shipment (i.e. shipment on dates beyond Avaya’s then current Avaya Product shipment intervals) shall be subject to price increases and discount decreases that become effective before shipment.

9.0 DISTRIBUTOR PRICE LIST, DISCOUNT, AND REBATE CHANGES

9.1 Avaya may decrease current applicable prices or increase discounts or rebates in the Distributor discount or rebate schedules without advance notice to or the prior consent of Distributor. Avaya agrees to provide written notice of any such price or discount changes and the effective date thereof and a recomputation of pricing on Distributor’s inventory set forth in the Business Partner Policy and Process Handbook (Distributors). The difference between the recomputed amounts and previously invoiced amounts will be reflected as a credit to Distributor’s account. Avaya will make reasonable commercial efforts to advise Distributor 30 days in advance of any price decreases.

9.2 Avaya also may institute promotional price decreases or discount increases at any time under such terms and conditions as Avaya in its sole discretion shall determine are appropriate. Promotional prices and discounts shall apply only during the period specified by Avaya and there shall be no recomputation of amounts payable by Distributor for orders placed before such period. A promotional event for a particular product will not exceed 120 calendar days in duration. Such promotional events will not be run in consecutive periods. Avaya will make reasonable efforts to provide Distributor with thirty (30) days advance notice of promotional programs to Resellers.

9.3 Avaya may, without the prior consent of Distributor, increase current applicable prices as published by Avaya from time to time, provided Avaya furnishes Distributor written notice of any such changes sixty (60) days in advance of the effective date. All other components of the Distributor compensation plan are variable and dependent on Distributor performance and commitment. Avaya may annually revise its Distributor compensation plan.

9.4 Unless expressly stated to the contrary, current applicable prices do not include taxes or Avaya’s charges for related domestic transportation or storage services. Avaya’s Reseller list prices do include its standard packing for domestic shipment. All Product prices are F.O.B. Avaya’s shipping point. Unless Distributor furnishes Avaya a valid tax exemption certificate, Distributor shall pay all applicable taxes, however designated, resulting from this Agreement or any activities hereunder (exclusive of any tax based on or measure by net income)

10.0 AVAYA BILLING AND DISTRIBUTOR PAYMENT

10.1 Invoices for Products will be sent by Avaya upon shipment of the Product, or as soon thereafter as practicable. (REDACTED). The amount of Distributor credit or terms of payment may be changed or credit withdrawn by Avaya at any time upon notice to Distributor credit or terms of payment may be changed or credit withdrawn by Avaya at any time upon notice to Distributor in writing, unless Distributor provides Avaya with adequate assurance of performance, as that phrase is used in Section 2-609 of the Uniform Commercial Code as adopted in New York, within ten days of any such written notice.

11.0 DISTRIBUTOR FORECASTS

11.1 Distributor shall submit annual commitments of Product sales on a basis and in a format specified by Avaya. Distributor shall also submit quarterly forecasts specifying the expected sales volume for the coming quarter on a month by month basis.

11.2 Avaya may reject any forecast submitted by Distributor if, in Avaya’s sole judgment, such forecast does not project either: (1) the level of Product sales Avaya reasonably requires of Distributor to achieve its marketing objectives in the Territory; or (2) a realistic assessment of Distributor’s potential successful marketing opportunities in the Territory during the forecast period. Avaya shall notify Distributor in writing within thirty (30) days of receipt of Distributor’s forecast if Avaya has rejected such forecast or it will be deemed to have been accepted by Avaya.

12.0 TITLE AND RISK OF LOSS

12.1 Title (except for firmware and Software) and risk of loss or damage to Products shall pass to Distributor: (i) at the time Avaya or its supplier delivers possession of the Products to a carrier; or (ii) if there is no carrier, at the time Distributor takes possession of the Products at Avaya’s or its supplier’s plant or warehouse or their facility.

13.0 INSURANCE

13.1 Distributor shall maintain, during the term of this Agreement, all insurance and bonds required by any applicable law, including but not limited to: (1) worker’s compensation insurance as prescribed by the laws of all states in which work pursuant to this Agreement is performed; (2) employer’s liability insurance with limits of at least $1 million per occurrence; and (3) comprehensive personal liability insurance coverage (including product liability coverage and comprehensive automobile liability coverage) with limits of at least $1 million for bodily injury, including injury to any one person and $1 million on account of any single occurrence, and $1 million for each occurrence of property damage, or in lieu of such limits, bodily injury and property damage liability insurance (including products liability and comprehensive automobile coverage) with a combined single limit of at least $2 million per occurrence. Distributor shall name Avaya as an Additional Insured on all such policies. Upon request of Avaya, Distributor shall furnish a certificate of insurance evidencing such coverage.

13.2 Distributor agrees that Distributor, Distributor’s insurers and anyone claiming by, through, under or in Distributor’s behalf shall have no claim, right of action or right of subrogation against Avaya based on any loss or liability insured against under the foregoing insurance. Upon request of Avaya, Distributor and Distributor’s agents shall furnish prior to the commencement of this Agreement or any time thereafter, certification or adequate proof of the foregoing insurance. Certificates furnished by Distributor and Distributor’s agents shall contain a clause stating that Avaya is to be notified in writing at least ten (10) days prior to cancellation of, or any material change in, this policy.

14. USE OF CONFIDENTIAL INFORMATION

14.1 All Confidential Information shall remain the property of the furnishing party. Unless the furnishing party otherwise expressly agrees in writing, such Confidential Information (i) shall be treated in confidence by the receiving party and used only for the purposes of performing the receiving party’s obligations under this

Agreement; (ii) shall not be disclosed to anyone, except to employees of the receiving party on a need-to-know basis; (iii) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized in this Agreement; and (iv) shall, together with any copies thereof, be returned, destroyed or, if recorded on an erasable storage medium, erased when no longer needed or when this Agreement terminates, whichever occurs first. Any copies made as authorized herein shall contain the same copyright notice or proprietary notice, or both, that appear on the confidential Information copied. The above conditions do no apply to any part of the Confidential Information (i) which is or becomes known to the receiving party free of any obligation to keep same in confidence; (ii) which is or becomes generally available to the public without breach of this Agreement; or (iii) which is independently developed by the receiving party. The obligation of confidentiality and restrictions on use of Confidential Information shall exist for a period of (i) two (2) years after the termination of this Agreement, or (ii) seven (7) years after the receipt of such Confidential Information, whichever is longer.

15.0 LIMITED LICENSE

15.1 Upon delivery of Product firmware of Software to Distributor, Avaya grants to Distributor a limited, personal, non-exclusive and non-transferable right to use the Licensed Materials in the Territory solely in connection with its personal use of such Product firmware of Software, including testing of, training on or demonstration of such Product. No title or other ownership rights in the Licensed Materials, including any intellectual property rights included therein, shall pass to Distributor under this Agreement or as a result of any performance hereunder.

15.2 Distributor agrees: (i) to make only those copies of Licensed Materials necessary for its personal use under this Agreement and to assure that such copies contain any proprietary or copyright notice appearing on the Licensed Materials being copied; (ii) not to reverse engineer, decompile or disassemble the Licensed Materials or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Licensed Materials; (iii) not to export the Licensed Materials out of the Territory and (iv) not to use the Licensed Materials directly for any third person or permit any third person to use the Licensed Materials except as necessary under this Agreement.

15.3 Avaya further grants to Distributor the right to furnish Licensed Materials to Resellers coincident with the sale of Products utilizing such Licensed Materials provided that, unless the Licensed Materials come with a limited use license, which may be in the form of a shrink-wrap (break-the-seal) agreement, provided by Avaya, the Resellers shall have signed a Reseller Agreement with Avaya on or before the delivery of the Licensed Materials.

15.4 All Licensed Materials, and all copies thereof, including translations, compilations, derivative works and partial copies, are and shall at all times remain the property of Avaya or its licensor.

15.5 Avaya may, at its discretion, electronically audit each system configuration containing Products sold under the Agreement, to verify compliance with the license provisions of this Agreement, including (among other things) the terms of the software license as it relates to the enablement of any separately licensed features or incremental units of capacity. Such and audit may be conducted on 24 hour notice. Distributor shall cooperate with Avaya in conducting such audits.

15.6 Avaya will furnish Related Documentation to Distributor in English. Distributor will have the right, at its own expense, to reproduce and translate Related Documentation, provided that: (a) each copy or part thereof includes Avaya copyright and other relevant notices; (b) any translation is accurate and complete and reproduces the information in a manner consistent with the original literature; (c) such translation confirms to Avaya’s then current documentation standards provided to Distributor by Avaya from time to time; and (d) all intellectual property rights in any publication produced by Distributor referring to any Product, Product Component, or Licensed Materials will be assigned to Avaya upon publication and Distributor will take such actions and execute such documents from time to time as requested by Avaya to ensure that Avaya obtains and retains such rights. If Avaya determines that any publication produced by Distributor fails to comply with the preceding sentence, Distributor will do any or all of the following as requested by Avaya in its sole discretion: (a) cease distribution of such publications; (b) reclaim as many copies thereof as is reasonably practical; (c) destroy all copies of such publications within Distributor’s control; and (d) amend the publication in accordance with Avaya’ instructions.

16.0 WARRANTY OF TITLE; EXCLUSION OF WARRANTIES

16.1 Avaya hereby warrants to Distributor the title of the Avaya Products and Product Components purchased under this Agreement. This warranty of title is the only warranty provided to Distributor.

16.2 EXCEPT FOR THE WARRANTY OF TITLE TO DISTRIBUTOR AVAYA, ITS AFFILIATES AND SUPPLIERS MAKE NO WARRANTIES TO DISTRIBUTOR, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, PRODUCT COMPONENTS, THE LICENSED MATERIALS AND OTHER SOFTWARE AND DOCUMENTATION, AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

17.0 TRADEMARK LICENSE

17.1 Avaya hereby grants to Distributor a limited nonexclusive, non-transferable license and right to use the Licensed Trademarks (i) in connection with the advertisement, promotion, sale or marketing of Products, (ii) subject to the terms and conditions of the Section and (iii) solely in the Territory.

17.2 Distributor shall apply the Licensed Trademarks only to materials which have been created, in accordance with the standards of quality in materials, design, workmanship, use, advertising and promotion set forth in the Trademark Guidelines. the Guidelines for Use of Avaya Business Partner Promotional Signatures are set forth on the BusinessPartner website and are incorporated herein by reference. Trademark Guidelines are Confidential Information of Avaya.

17.3 Distributor agrees that no variations of the Licensed Trademarks may be created, adopted or used by Distributor.

17.4 Avaya shall have the right at any time to conduct during regular business hours an examination of materials created by Distributor or its contractors and suppliers to determine compliance of such materials with eh applicable Trademark Guidelines. If at any time such materials shall, in the sole opinion of Avaya, fail to conform with the standards of quality in materials, design, workmanship, use, advertising, and promotion set forth in such Trademark Guidelines, Avaya or its authorized representative shall so notify Distributor. Upon such notification Distributor shall promptly cease using the Licensed Trademarks on such materials and not distribute or publicize such nonconforming materials until the standards of quality contained in the applicable Trademark Guidelines have been met to the sole satisfaction of Avaya.

17.5 Avaya acknowledges that it owns the Licensed Trademarks and all registrations and applications therefore in the US and throughout the world but makes no warranties regarding the validity or enforceability of said Licensed trademarks.

17.6 Distributor is not authorized to use the Licensed Trademarks in any manner or media except as set forth herein or in the Trademark Guidelines.

17.7 Distributor shall comply with conditions set forth in the Trademark Guidelines or otherwise established in writing from time-to-time by Avaya with respect to the style, appearance and manner of use of the Licensed Trademarks. Any use of the Licensed Trademarks not specifically provided for by such conditions shall be adopted by Distributor only upon prior approval in writing by Avaya. In addition, Avaya may request that a notice or notices acceptable to Avaya be used on the materials bearing the Licensed Trademarks to indentify the licensed use under the Agreement and the proprietary rights of Avaya.

17.8 All materials using Licensed Trademarks shall be subject to prepublication review an approval, with respect to, but not limited to, content, style, appearance, composition, context, timing, media (including but no limited to broadcast, fax, placement on a web site, Yellow Pages deadline, or any other advertising or marketing medium), and geographic distribution plans. One copy of all such marketing material shall be provided to Avaya (As instructed in the Coop information on the BusinessPartner Website) prior to publication. Avaya agrees to use its reasonable commercial efforts to respond to any request for approval within ten (10) business days of receipt thereof. Within one month after publication, Distributor shall supply Avaya with representative specimens in final form showing the Licensed Trademarks, and their location on any marketing materials.

17.9 In all marketing, advertising, and promotional and instructional literature, Distributor shall (a) always use each Licensed Trademark as a proper adjective modifying the common descriptive terms “software program, server, modem, switching unit, etc.”; and (b) always use the following legend in type size and style as to reasonably seen.

17.10 On Licensed Materials, on signage used at trade shows or at Distributor’s office, Distributor shall not be required to use the common descriptive term, so long as Distributor uses an ® next to the Licensed Trademarks.

17.11 On all materials relating to Products, Distributor shall identify the product as manufactured by Avaya (i.e. Avaya Cajun® 550) where that is not possible Distributor shall place an asterisk by the Licensed Trademarks and cause the following expression to appear as a legend:

*Registered Trademark of Avaya Inc., Licensed to

17.12 Distributor shall not use the Licensed Trademarks in the possessive or as a noun nor shall it pluralize or abbreviate the Licensed Trademarks.

17.13 Distributor shall always capitalize the first letter of each mark.

17.14 Distributor agrees to the ownership by Avaya and validity of the Licensed Trademarks and agrees never to challenge the ownership of validity of the Licensed Trademarks. Distributor also agrees that any and all rights that may be acquired by the use of the Licensed Trademarks by Distributor shall inure to the sole benefit of Avaya. Distributor further agrees to execute all papers reasonably requested by Avaya to effect further registration, maintenance and renewal of the Licensed Trademarks, and where applicable, to record Distributor as a registered user of the Licensed Trademarks. Distributor shall no use the Licensed Trademarks or any other marks of Avaya. Distributor shall not directly or indirectly hold itself out as having an ownership interest in the Licensed Trademarks or as having any relationship or affiliation with or authority from Avaya or its Affiliates other than as is provide herein.

17.15 The Licensed Trademarks are not to be used by Distributor in any way to imply Avaya’s endorsement of products, services or materials, other than those furnished to Distributor under this Agreement, such as used or Unused Products originally manufactured by Avaya. Distributor will never alter or remove any of the Licensed Trademarks applied to a Product, without the prior written approval of Avaya.

17.16 Distributor further agrees to register in any country any name or mark identical to, resembling or confusingly similar to the Licensed Trademarks. If any application for registration is, or has been filed in the Territory or elsewhere by Distributor which relates to any name or mark which, in the sole opinion of Avaya, is confusingly similar, deceptive or misleading with respect to the Licensed Trademarks, Distributor shall immediately abandon any such application or registration or, at Avaya’s sole discretion, assign it to Avaya. Distributor shall reimburse Avaya for all the costs and expenses of any opposition, cancellation or related legal proceedings, including attorney’s fees, incurred by Avaya or its authorized representative, in connection with any such registration or application.

17.17 In the event that Distributor learns of any infringement or threatened infringement of the Licensed Trademarks or any passing-off or that any third party alleges or claims that the Licensed Trademarks are liable to cause deception or confusion to the public, or are liable to dilute or infringe any right, Distributor shall forthwith notify Avaya and the office of Avaya’s Trademark Counsel, giving particulars thereof and Distributor shall provide necessary information and assistance to Avaya or its authorized representative in the event that Avaya decides that proceedings should be assistance to Avaya or its authorized representatives in the event that Avaya decides that proceedings should be commenced or defended. Any such proceedings shall be at the sole expense of Avaya; and any recoveries shall be combined solely by Avaya. Nothing herein, however, shall be deemed to require Avaya to enforce the Licensed Trademarks against others.

17.18 In the performance of this Agreement, Distributor shall comply with all applicable laws and regulations, and those laws and regulations particularly pertaining to the proper use and designation of trademarks. Should Distributor be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, Distributor shall promptly notify Avaya of such inconsistency. Avaya may, at its option, either waive the performance of such inconsistent provisions or terminate the license and rights granted hereunder.

17.19 The benefit of this Agreement shall be personal to Distributor, which shall not assign the same, nor part with any of its rights or obligations hereunder, nor grant or purport to grant any sublicense in respect to the Licensed Trademarks. Avaya may assign the Licensed Trademarks and this Agreement to any other party.

17.20 Unless sooner terminated in accordance with this Agreement, the Trademark license granted under this Agreement shall commence on the date of this Agreement and shall terminate immediately on the termination of this Agreement. Upon termination of the license and rights granted under this Agreement, Distributor shall cease and discontinue completely further use of the Licensed Trademarks except that in the event the license and rights granted under this Agreement expire after their full terms without renewal, Distributor shall have a period of ninety (90) days from the date of such expiration to use up its supplies of materials on which the Licensed Trademarks have been applied prior to the date of expiration as authorized under Section 22.2.1, provide that such use of the Licensed Trademarks shall otherwise be in accordance with the provisions of this Agreement.

18.0 LIMITATION OF LIABILITY; LIMITATION OF REMEDY

18.1 EXCLUSIVE REMEDIES; LIMITATIONS OF LIABILITY

(a) For purposes of the exclusive remedies and limitations of liability set forth in this Section, each party shall be deemed to include its Affiliates and the directors, officers, employees, agents, representatives, subcontractors, and suppliers of each party and each of its Affiliates; and “damages” shall be deemed to refer collectively to all injury, damage, loss, costs or expense (including reasonable attorneys fees).

(b) Avaya’s entire liability and Distributor’s exclusive remedies against Avaya for any damages caused by any Product defect or failure, or arising from the performance or non-performance of Avaya’s obligations hereunder, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise shall be:

(i) For infringement, the remedies set forth in the section entitled Infringement;

(ii) For any breach of the confidentiality duty in section 14, any remedies available under applicable law;

(iii) For failure to deliver or for delays in delivery of Product quantities, Avaya shall have no liability unless the delivery is delayed by more than thirty (30) days (other than due to causes not attributable to Avaya, including, but not limited to, causes beyond Avaya’s reasonable control), in which case Distributor shall have the right, as its sole remedy, to terminate the order without incurring termination charges or to require Avaya to deliver the Products using Avaya’s expense for the incremental freight charges;

(iv) For bodily injury or death to any person, or any damage to tangible property, proximately caused by Avaya’s negligence or any Product defect or failure, the amount of proven direct damages;

(v) For any claims under section 22.3 (Repurchase of Distributor’s Inventory Upon Termination), the applicable amount of Avaya’s repurchase obligation as specified in such section; and

(vi) (REDACTED)

(c) Distributor’s entire liability and Avaya’s exclusive remedies against Distributor for any damages caused by or arising from the performance or non-performance of Distributor’s obligations hereunder, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise shall be:

(i) For infringement of intellectual property rights (including through a breach of any software license or reverse engineering), any remedies available under this Agreement or applicable law;

(ii) For any breach of the confidentiality duty in section 15, any remedies available under applicable law;

(iii) For Distributor’s failure or delay in making any payment, any remedies available under this Agreement or applicable law;

(iv) For bodily injury or death to any person, or any damage to tangible property, proximately caused by Distributor’s negligence, the amount of proven direct damages; and

(v) (REDACTED)

(d) Except only for Distributor’s infringement of Avaya’s intellectual property rights (including through a breach of any software license or reverse engineering), notwithstanding any other provision of this Agreement, neither party shall be liable for incidental, indirect, special exemplary or consequential damages including, but not limited to, lost profits, savings or revenues of any kind or charges for Toll Fraud, whether or not any such party has been advised of the possibility of such damages.

(e) This Section 18.1 shall survive failure of an exclusive remedy.

18.2 No suit, action or proceeding (including a claim for arbitration under Section 30.1) may be commenced against Avaya or any of its Affiliates or suppliers more than one (1) year after the cause of action arises.

18.3 THE PARTIES AGREE THAT THE PRICES FOR PRODUCTS REFLECT THE ALLOCATION OF RISKS IN THIS AGREEMENT.

19.0 INDEMNITY

19.1 Unless a party’s liability is otherwise limited or excluded in other sections of this Agreement, each party (the “Indemnifying Party”) will indemnify and save harmless the other party (the “Indemnified Party”) from and against all losses, damages, claims, demands, suits and liabilities (including court costs and reasonable attorney’s fees) (collectively, the “Liabilities”) to the extent that the Liabilities arise out of or result from (a) bodily injuries or death to persons or damage to tangible property proximately caused by the Indemnifying Party’s negligent or willful misconduct acts or omissions, or those of persons furnished by the Indemnifying Party, or in any way arising out of Indemnifying Party’s performance or failure of performance of this Agreement; (b) any improper or unauthorized use of the Licensed Trademarks by the Indemnifying Party or any of its Affiliates; (c) assertions made by persons furnished by the Indemnifying Party under Workers’ Compensation or similar acts; or (e) claims from the Indemnifying Party’s customers for warranty service, breach of warranty, and representations made by the Indemnifying Party or otherwise arising out of the Indemnifying Party’s transactions or other dealings with Resellers or End Users. At Indemnified Party’s request,

Indemnifying Party agrees to defend the Indemnified Party against any such claims, demands or suits at the Indemnifying Party’s expense, but the Indemnified Party in such event shall have the right to be represented in such action at its expense with advisory counsel of its choice. The Indemnified Party agrees to notify the Indemnifying Party in writing within a reasonable time of any written claims or demands against the indemnified Party for which the Indemnifying Party is responsible under this Section and agrees to cooperate with the Indemnifying Party in connection with the defense of such action.

19.2 This provision shall survive the termination of this Agreement.

20.0 INFRINGEMENT

20.1 Avaya shall defend or settle all suits against Distributor alleging that any Product furnished under the Agreement infringes any United States patent, and Avaya shall pay all damages and costs which, by final judgment of a court or competent jurisdiction, may be assessed against Distributor on account of such infringement, but such defense, settlement and payments are conditioned on the following: (a) Distributor gives Avaya prompt written notice of all such infringement claims and suits, and full opportunity and authority in the name of Distributor or otherwise to assume the sole defense and settlement of such suits; and (b) Avaya shall have sole control of the defense of any action on such claim and all negotiations of its settlement or compromise; and (c) Distributor furnishes Avaya with all information and assistance available to Distributor for such defense.

20.2 In the event of a claim of infringement, or a threatened claim of infringement, Distributor agrees that Avaya, in its sole discretion, may make commercially reasonable efforts to either: (a) produce for Distributor the right to continue selling the Product; (b) replace the Product subject to the claim with non-infringing Product which is functionally equivalent; (c) modify the Product so that it becomes non-infringing. In the event Avaya cannot accomplish such remedial measures specified in subsections (a), (b) or (c) through commercially reasonable efforts, then Avaya shall have the option to re-acquire the infringing Product and refund the purchase price less a reasonable allowance for use and damage.

20.3 Sections 20.1 and 20.2 state the entire liability of Avaya for intellectual property infringement by any Product furnished under the Agreement.

20.4 Avaya’ obligations under Section 20.1 shall not apply to, and Distributor agrees to indemnify and save Avaya harmless from, all costs, expenses, liabilities and claims for infringement of any intellectual property rights: (a) arising from adherence to instructions, specifications or drawings which Avaya is directed by Distributor to follow; (b) relating to use or sale of the Products in combination with other item(s) not furnished by Avaya; or (c) arising from any modifications made to the Products by Distributor or any of its End-Users.

21.0 TERMINATION OF AGREEMENT

21.1 Either party may terminate the Agreement at any time without cause by giving the other party one hundred and eighty (180) days prior written notice of the termination. During said one hundred and eighty (180) day period, Avaya will complete any pending orders for Product and Product Components upon receipt of pre-payment from Distributor for any such orders unless the parties agree otherwise. Distributor shall not submit any orders for Product or Product Components on or after the date of notice of termination and Avaya has no obligation to process any orders or deliver Product or Product Components pursuant to any order that violates this Section.

21.2 Either party may terminate this Agreement for material breach or default of any term or condition of this Agreement (other than payment to Avaya) if such breach or default is not cured within thirty (30) days of written notice of such breach or default from the non-breaching party.

21.3 In addition to its other rights under this Section 21, Avaya may, upon notice to Distributor immediately terminate the Agreement upon the occurrence of any of the following:

(a) if Distributor breaches or otherwise violates any of the provisions of Sections 3.2 and 4.2 hereof; or

(b) if Distributor breaches or violates any provision of this Agreement which is capable of cure, including the failure to pay Avaya under this Agreement, and Distributor fails to cure such breach or violation within five (5) days after notice of such breach or violation is given to Distributor; or

(c) if there is a 50% or more change of direct or indirect ownership of Distributor or a change of direct or indirect control of Distributor (excluding a change of ownership of the shares of a publicly traded company which does not result in a change in control).

21.4 Neither party shall be liable to the other on account of the termination of the Agreement pursuant section or otherwise pursuant to the Agreement, either for compensation or for damages of any kind or character whatsoever, or on account of the loss of present or prospective profits, good will, or expenditures, investments or commitments made in contemplation of, or in the performance of, the Agreement, provided, however that the termination of the Agreement shall not prejudice or otherwise affect (a) the rights or liabilities of the parties with respect to Products already sold under the Agreement, (b) any indebtedness then owing by either party to the other, and (c) any other obligations of the parties, such as those arising under Sections 18.1 and 19.0, which by their nature continue beyond termination of the Agreement and which shall survive such termination.

22.0 EFFECTS OF TERMINATION

22.1 Notwithstanding any other provisions of this Agreement, termination of this Agreement shall automatically accelerate the due date of all invoices for Products, such that they shall become immediately due and payable not later than the effective date of termination.

22.2 Upon termination of this Agreement, Distributor shall immediately:

22.2.1 Discontinue any and all use of Licensed Trademarks, including but not limited to such use in advertising or business material of Distributor, except to identify the Products; provided that if Avaya does not repurchase Distributor’s remaining inventory, Distributor may continue using Licensed Trademarks as authorized in this Agreement and will remain authorized to resell Products to Resellers in the Territory for an additional one hundred twenty (120) days for the limited purpose of marketing such inventory to Resellers, subject to all other terms and conditions of this Agreement;

22.2.2 Remove and return to Avaya or destroy at Avaya’s request, any and all promotional materials supplied without charge by Avaya except those necessary for the limited purpose of marketing existing Distributor inventory pursuant to Section 22.2.1

22.2.3 Return all Avaya Confidential Information (including Licensed Materials), except that which Avaya determines is necessary to operate and maintain previously furnished Products.

22.2.4 Cease holding itself out, in any manner, as an Avaya authorized Distributor of the Products; and

22.2.5 Notify and arrange for all publishers and others (including, but not limited to, publisher of telephone and business directories) who may identify, list or publish Distributor’s name as a Avaya authorized Distributor of Products, to discontinue such listings.

22.3(REDACTED)

23.0 SURVIVAL OF OBLIGATIONS

23.1 The respective obligations of Distributor and Avaya under this Agreement that by their nature would continue beyond the termination of this Agreement, shall survive termination hereof, such as, by way of example only, the obligations pursuant to the following Sections: USE OF INFORMATION, LIMITED LICENSE, TRADEMARK LICENSE, WARRANTY OF TITLE, EXCLUSION OF WARRANTIES, TERMINATION OF AGREEMENT, EFFECTS OF TERMINATION, LIMITATION OF LIABILITY, INDEMNITY and ARBITRATION AND DISPUTE RESOLUTION.

24.0 FORCE MAJEURE

24.1 Except for Distributor’s obligation to make timely payments, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fires, embargoes, explosions, labor disputes, government requirements, civil or military authorities, acts of God, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers or any other causes beyond the parties’ reasonable control whether or not similar to the foregoing. Each party shall endeavor to give the other party reasonable notice of any such delay or failure.

25.0 SEVERABILITY

25.1 If any section, or clause thereof, in this Agreement is held to be unenforceable, then the meaning of such section or clause will be construed so as to render it enforceable, to the extent feasible; and if no such interpretation would save such section or clause, it will be severed from this Agreement and the remainder will remain in full force and effect. However, in the event such section or clause is considered an essential element of this Agreement by either Avaya or Distributor, the parties shall promptly negotiate a replacement therefore.

26.0 ASSIGNMENT

26.1 Distributor acknowledges that Avaya has appointed it as a Distributor in reliance upon the qualifications, business reputation and financial soundness of itself and its controlling persons and management. Distributor shall not assign any right or interest under this Agreement without the prior written consent of Avaya. Any assignment or delegation by Distributor without such consent shall be void and ineffective.

26.2 Avaya shall have the right to assign this Agreement and to assign its rights and delegate its obligations and liabilities under this Agreement, either in whole or in part (an “Assignment”), to any entity that is, or that was immediately preceding such Assignment, a current subsidiary, business unit, division or other affiliate of Avaya. Avaya shall give Distributor notice of an Assignment, which shall state the effective date thereof. Upon the effective date and to the extent of the Assignment, Avaya shall be released and discharged from all obligations and liabilities under this Agreement. Such Assignment, release and discharge shall be complete and shall not be altered by the termination of the affiliation between Avaya and the entity assigned rights or delegated obligations and liabilities under this Agreement.

26.3 Avaya may subcontract any or all of the work to be performed by it under this Agreement, but Avaya shall retain responsibility for the subcontracted work.

27.0 NON-WAIVER

27.1 No course of dealing, course or performance or failure or delay of either party to enforce or exercise (in whole or in part) any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition.

28.0 CHOICE OF LAW; EXCLUSIVE JURISDICTION; WAIVER OF JURY TRAIL.

28.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding its choice of law principles.

28.2 Any suit or other action arising out of this Agreement, whether commenced in conformity with or contrary to this Agreement, shall only be brought in the federal or state courts of the State of New York, with the sole exception that any party may commence a suit in any jurisdiction to enforce an arbitration award or judgment obtained pursuant to Section 18. In the event of any suit in the federal or state courts of the State of New York, (a) the parties hereby consent to personal jurisdiction therefore and waive any defense based on a lack of personal jurisdiction, improper venue, or the inconvenience of the forum, (b) the parties agree that delivery of any process in the manner provided for in this Section 28.2 shall constitute lawful and valid service of process, and (c) THE PARTIES HEREBY WAIVE TRIAL BY JURY.

29.0 ARBITRAITON AND DISPUTE RESOLUTION

29.1 Except as otherwise expressly provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or enforcement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by one arbitrator. The arbitration shall be conducted at Avaya’s offices at 211 Mt. Airy Road, Basking Ridge, New Jersey unless otherwise agreed by the parties. Any ruling by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The arbitrator shall have no authority to modify or expand this Agreement or any of the provisions of this Agreement. The arbitrator is specifically authorized to render partial or summary judgment. Subject to the provisions of Section 29.3, each party will bear its own attorney’s fees associated with the arbitration, and each party shall bear an equal share of all fees, costs and expenses of the arbitrator. The arbitration proceeding and all testimony, filings, documents, and other information produced or given in connection with the arbitration shall be treated as Confidential Information, except as may be necessary to enter any arbitration ruling in a court of competent jurisdiction or as otherwise may be required by law.

29.2 Nothing in the Agreement shall preclude either party from specific performance or other equitable relief, including but not limited to temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights or prevent harm pending the obtaining of an arbitration ruling, nor shall anything herein prevent Avaya from seeking monetary damages from any court of competent jurisdiction for monies owed to it hereunder. Without limiting the foregoing provisions of this Section, Distributor acknowledges that remedies at law including by means of an arbitration for a breach or threatened breach of any of the covenants contained in Sections 4.2, 14.1, and 17.0, will be inadequate and in the event of a breach or threatened breach of any such covenants, Avaya shall be entitled to an injunction specifically enforcing Distributor’s compliance with such covenants.

29.3 The prevailing party in any dispute relating to this Agreement resulting in a final judgment by any court or arbitration panel, including but not limited to actions to collect money owed to Avaya by Distributor, shall be entitled to the payment of all attorneys fees and costs incurred (including all fees, costs and expenses of an arbitration).

30.0 ENTIRE AGREEMENT

30.1 The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties and constitute the entire Agreement between them concerning the subject matter of this Agreement and shall not be contradicted, explained or supplemented by any course of dealing between Avaya or any of its Affiliates and Distributor or any of its Affiliates. This Agreement shall not be modified or amended except by writing signed by an authorized representative of the party to be charged.

31.0 GENERAL

31.1 This Agreement has been signed in the English language. In case of conflict between this Agreement and any translation from English, the English language Agreement shall control.

31.2 In the event of a conflict between provisions of the Agreement and any Product Group Attachment hereto, priority shall be given to a provisions of the Product Group Attachment over a provision of the Agreement, unless such priority is expressly overridden in the Agreement; and in the event of a conflict between the provisions of the Product Group Attachment and a Product Appendix, priority shall be given to provisions of the Product Appendix over a provision of the Product Group Attachment, unless such priority is expressly overridden in the Product Group Attachment or the Agreement.

31.3 The headings contained in the Agreement are for convenience only and are not intended to affect the meaning or interpretation of the Agreement.

31. 4 Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

31.5 Except as expressly provided in this Agreement, all notices, consents, waivers, requests or other instruments or communications given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified United States mail, return receipt requested, postage prepaid, or by a recognized overnight delivery service, addressed as listed below. Any party may, by notice to the other party, specify any other address for the receipt of such notices, instruments or other communications. Except as expressly provided in this Agreement, any notice, instrument or other communication shall be deemed properly given when hand delivered, one business day after being sent by overnight courier service and three days after being sent by United States mail in the manner prescribed in this Section.

DISTRIBUTOR PRODUCT GROUP ATTACHEMENT

For

ENTERPRISE COMMUNICATION

AND INTERNETWORKING SOLUTION PRODUCT

This Product Group Attachment (“Product Group Attachment”) shall be effective as of (REDACTED) (“Effective Date”) between Avaya, Inc. (“Avaya”), and ScanSource, Inc., d.b.a. Catalyst Telecom (“Distributor”). This Product Group Attachment hereby incorporates by reference the Distributor Master Terms and Conditions negotiated between Avaya and Distributor. The terms set forth in this Product Group Attachment shall be applicable to Avaya Enterprise Communications (“EC”) and Internetworking Solutions (“IS”) Products as defined in Product Appendices attached.

In addition to the terms of the Reseller Master Terms and Conditions specifying the relationship of the parties and their responsibilities, the parties agree as follows:

1.0 DISTRIBUTOR APPOINTMENT FOR ENTERPRISE COMMUNICATIONS, AND INTERNETWORKING SOLUTIONS PRODUCTS

1.1 Distributor may sell Avaya Product, listed in the Product Appendices attached hereto, to Authorized Avaya Resellers to resale to End Users. Distributor may only sell to these Resellers during the time that the Reseller has an active contract with Avaya. In the case of EC Product, Distributor must be the name choice in the Resellers Agreement with Avaya. Avaya will notify Distributor, in writing, of Reseller additions and changes in status.

2.0 PRODUCT, PRODUCT COMPONENTS AND SOFTWARE LICENSE CHANGES

2.1 Avaya may without the consent of Distributor, but with thirty (30) days advance written notice to Distributor, delete any Avaya Product or Product from any Product Appendix.

3.0 TERMINATION OF AGREEMENT

3.1 In addition to the termination conditions in the Distributor Master Terms and Conditions, Avaya may terminate this Agreement upon twenty-four (24) hours notice, if Distributor has remotely accessed PBX locations maintained by Avaya directly.

Distributor agrees that by executing this Product Group Attachment, it is bound by the terms and conditions of the Master Terms and Conditions, the terms and conditions contained in the Product Group Attachment, and any additional terms and conditions set forth in a Product Appendix associated with those Products which Distributor has been authorized to sell.

IN WITNESS WHEREOF the parties have caused this Products Group Contract to be signed in two original copies by their duly authorized representatives.

Avaya, Inc.		ScanSource, Inc., d.b.a. Catalyst Telecom

By:	/s/ Susan W. Bailey	By:	/s/ John Black
Typed Name:	Susan Bailey	Typed Name:	John Black
Title:	Vice President, Avaya	Title:	President Catalyst Telecom
Date:	(REDACTED)	Date:	(REDACTED)

Distributor:	Avaya:

ScanSource d/b/a Catalyst Telecom	Avaya, Inc.

General Counsel	Contract Manager

6 Logue Court	Rm. 2C220

Suite G	211 Mt. Airy Road

Greenville, SC 29615	Basking Ridge, NJ 07920

Intentionally left Blank

Distributor Product Appendix: Avaya Enterprise Communications Products

Key Systems

Products:

Merlin Magix Communications Systems, Associated Adjuncts, and Messaging Systems Partner ® Advanced Communications Systems, Associated Adjuncts, and Messaging Systems

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Exhibit 1:

Distributor Product Appendix: Avaya Enterprise Communications Products

4. SOFTWARE LICENSE, ORANGE LABEL FLASH CARD MEDIUM

A. Avaya grants Distributor a personal, non-transferable and non-exclusive right to use, in object code form, DEFINITY® ECS, DEFINITY® PROLOGIX SOLUTIONS, DEFINITY ® BCS, and DEFINITY ® GuestWorks software (‘the Software”) solely for the purpose of providing maintenance service on, DEFINITY® ECS, DEFINITY® PROLOGIX SOLUTIONS, DEFINITY ® BCS, and DEFINITY® GuestWorks systems respectively. Title to and ownership of all Software shall remain with Avaya. Distributor will refrain from taking any steps, such as reverse assembly or reverse compilation, to derive a source code equivalent of the Software or to develop other software. Distributor will use its best efforts to ensure that its employees and users of the Software comply with these terms and conditions.

B. Distributor may make a single archive copy of software. Any such copy must contain the same copyright notice and proprietary markings that the original Software contains. Use of the Software on any equipment other than that for which it was obtained, removal of the Software from the United States, use of the Software for any purpose other than maintenance of DEFINITY® ECS, DEFINITY® PROLOGIX SOLUTIONS, DEFINITY® BCS, and DEFINITY® GuestWorks systems or other material breach of the software license shall immediately and automatically terminate this license and will be cause for immediate termination of all Authorized Distributor Agreements between Distributor and Avaya.

Distributor Product Appendix: Avaya Enterprise Communications Products

DEFINITY® BCS & Associated Adjuncts

A. Products

DEFINITY BCS, Associate Adjuncts and Software

DEFINITY AUDIX

Intuity™AUDIX

BCMS (25 Agents)

Limited compatible DEFINITY® BCS circuit packs and telephones, when ordered in conjunction with DEFINITY® BCS Servers.

B. For the products covered by this Product Appendix, and for use with the DEFINITY® BCS server, the following is added to the Distributor Product Group Attachment for Enterprise Communications Product as Section 1.3:

1.3 Circuit packs and 8400 Series DCP telephones offered under this Product Appendix for use only with the DEFINITY ®BCS servers may only be use in conjunction with these servers. Orders for DCP telephones beyond those provided in the DEFINITY BCS packaged offers will be rejected if the number of telephones ordered exceeds 10% of the total telephone capacity of the system ordered. Several circuit packs are designed for use only on BCS systems only. Connection of such circuit packs to any other Avaya Managed Products will be considered on an exception basis only. Failure to meet the requirements of this subsection will be grounds for immediate termination of this Product Appendix, and depending on the circumstances, may lead to the Agreement to which this is appended.

C. [For Distributors licensing the Orange Label Flash Card only.] New Section 4 is added to the Distributor Product Group Attachment for Enterprise Communications Products with respect to this Product Appendix and may be found in Exhibit 1.

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

DEFINITY® GuestWorks, & Associated Adjuncts

A. Products

DEFINITY® GuestWorks, Associate Adjuncts and Software

Intuity® Audix ™Lodging

Intuity ™ AUDIX

Limited compatible DEFINITY® GuestWorks™ circuit packs and telephones, when ordered in conjunction with DEFINITY® GuestWorks Servers.

B. For the DEFINITY® GuestWorks Products covered by this Product Appendix, the following replaces Section 1.9 of the Agreement:

1.9 “End User” means a third party with a hotel or motel business to whom Distributor markets or sells Products within the Area for hotel or motel use by such third party in the ordinary course of its business and not for resale. End User does not include any Avaya Inc. Global Account or any office, department, agency, or defense installation of installation of the United States Government, except that Distributor may market and sell Products to any Avaya Inc.’ Global Account referred to Distributor specifically for the sale of Products by the Avaya Inc. Branch responsible for sales to that customer. No such reference to Distributor for the sale of Avaya Inc. products not Marketing opportunities for sales of GuestWorks systems to third parties for use in health care or senior citizens’ residence facilities must be individually reviewed with and approved by Avaya Inc. to be certain that the system will meet the customer’s needs and that the sale will not expose Avaya inc. to claims based on the system’s unsuitability for such uses or similar theories

C. For the products covered by this Product Appendix, and for use with DEFINITY® GuestWorks server, the following is added to the Distributor Product Group Attachment for Enterprise Communications Product as Section 1.3:

1.3 Circuit packs and 8400 Series DCP telephones offered under this Product Appendix for use only with the DEFINITY® GuestWorks servers may only be use in conjunction with these servers. Several circuit packs are designed for use only on GuestWorks systems only. Connection of such circuit packs to any other Avaya Managed Product will be considered on an exception basis only. Failure to meet the requirements of this subsection will be grounds for immediate termination of the Product Appendix, and depending on the circumstances, may lead to the Agreement to which this is appended.

D. [For Distributors licensing the Orange Label Flash Card only.] New Section 4 is added to the Distributor Product Group Attachment for Enterprise Communication Products with respect to this Product Appendix and may be found in Exhibit 1.

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

DEFINITY® ProLogix Solutions & Associated Adjuncts

A. Products

DEFINITY ProLogix Solutions, Associate Adjuncts and Software

Intuity™ AUDIX

6400 Series Voice Terminals

8400 Series Voice Terminals

Basic Call Management Systems

BCMS VU

Centre Vu Call Management Systems

B. [For Distributors licensing the Orange Label Flash Card only.] New Section 4 is added to the Distributor Product Group Attachment for Enterprise Communications Products with respect to this Product Appendix and may be found in Exhibit 1.

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

DEFINITY ONE™ Communications System

A.	Products and Related Software

DEFINITY ONE™ Communication System is a family of products, which consist of the following:

DEFINITY G3si Software

Intuity™ AUDIX®

6400, 6200 AND 8400 Series Voice Terminals

Basic Call Management Systems

CentreVu Call Management Systems

Standby Power Systems

***Refer to the DEFINITY ONE™ product section of the BusinessPartner WEB site for a complete listing of products.

Avaya product coding for DEFINITY ONE™ is described in DEFINITY ONE™ product documentation posted on the BusinessPartner Website

B.	Training

Distributor shall provide and consistently maintain a staff of adequately trained and competent sales personnel, knowledgeable of the specifications, features, and advantages of the Avaya Products and Software. Such personnel shall be made aware of the restrictions on use of Avaya information as set forth in the Distributor Agreement (Use of Confidential Information). Prior to executing this Product Appendix, Avaya will have provided Distributor with initial Sales, and Technical Training. Distributor represents that this training has been completed by its’ sales and support personnel. Distributor acknowledges that continuing authorization to sell DEFINITY ONE™ product is contingent on Distributor maintaining the required trained personnel on staff. Avaya may, at its sole option, offer training in person, through remote learning media, through interactive materials on the Avaya World Wide Web site, or through other self-learning devices.

Technical training will address configuration, networking, integration, installation and troubleshooting issues. Technical training will be made available at prevailing prices. The training will be offered at an Avaya facility or via electronic media periodically during the year. If new DEFINITY ONE™ product releases are introduced, they may be added to this Product Appendix by mutual agreement. Avaya will require Distributor to complete Update training before being authorized to sell each new release.

Training requirements for DEFINITY ONE™ are as follows:

1. Distributor will maintain a minimum of (1) technical person who has completed the DEFINITY ONE™ technical training program

2. Distributor agrees to have personnel, who are designated for DEFINITY ONE™ sales training program

3. Distributor agrees to have personnel, who are designated for DEFINITY ONE™ technical or sales training, attend the recommended / mandatory prerequisite training programs.

4. Distributor also agrees to meet any required prerequisite “general” convergence training that may be established from time to time by Avaya.

C.	Professional Certifications

It is desirable, but not required that a Distributor, will maintain at least one employee on their staff certified in Microsoft Windows NT, as well as staff who have been certified in other networking and convergence technologies.

The Distributor is responsible for all costs associated with any such professional certification.

D.	Software License and Replication

Avaya grants Distributor a personal, non-transferable and non-exclusive right to use, in object code form, DEFINITY ONE™ software (“the Software”) solely for the purpose of providing forward assembly, standard and custom configuration services, testing of servers, and maintenance service on DEFINITY ONE™. Title to and ownership of all Software shall remain with Avaya. Distributor will refrain from taking any steps, such as reverse assembly or reverse compilation, to derive a source code equivalent of the Software or to develop other software. Distributor will use its best efforts to ensure that its employees and users of the Software comply with these terms and conditions.

Unless modified, amended, or supplemented by this Products Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

DEFINITY® ECS & Associated Adjuncts

A. Products

DEFINITY G3r, Associate Adjuncts and Software

DEFINITY G3vs, Associate Adjuncts and Software

DEFINITY G3si, Associate Adjuncts and Software

DEFINITY AUDIX

Intuity™ AUDIX

6400 Series Voice Terminals

8400 Series Voice Terminals

Basic Call Management Systems

Centre Vu Call Management Systems

B. [For Distributors licensing the Orange Label flash Card only.] New Section 4 is added to the Distributor Product Group Attachment for Enterprise Communications Products with respect to this Product Appendix, and may be found in Exhibit 1.

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

Avaya ECLIPS Products

A.	Products and Related Software

The Avaya ECLIPS products included in this Appendix consist of the following:

Avaya IP600 Communication Server

Avaya IP Hard Phones

Avaya Soft Phones

Avaya R300 Remote Office Concentrator

Avaya Definity IP Solutions

Avaya product coding and other detailed information for Avaya ECLIPS products is described in documentation posted on the BusinessPartner WEB site.

As it pertains to the products listed in the Appendix, the attached Appendix: Avaya ECLIPS Products shall become part of the Agreement.

B.	Training

Training requirements for ECLIPS are as follows:

4. Distributor will maintain a minimum of (1) technical person who has completed the ECLIPS technical training program.

5. Distributor will maintain a minimum of (1) sales person who has completed the ECLIPS sales training program.

6. Distributor agrees to have personnel, who are designated for ECLIPS technical or sales training, attend the recommended/mandatory prerequisite training programs.

4. Distributor also agrees to meet any required prerequisite “general” convergence training that may be established from time to time by Avaya.

5. The Distributor should refer to the ECLIPS training document posted in the BusinessPartner WEB site for a detailed listing specific training courses and descriptions for each of the above listed Avaya ECLIPS products.

C.	Professional Certifications

Distributor, as a condition of being authorized to sell ECLIPS products, will maintain at least one employee on its staff certified in the following:

Microsoft - Microsoft Certified Professional on NT Server 4.0, must pass one of the three tests associated with this specialty. In the event that Microsoft discontinues MCP/NT certification a Distributor may substitute a Windows 2000 certification that includes the needed NT server training, as determined by Avaya. Acquiring the correct MCP certification is the obligation of the Distributor.

The certification and testing process will be according to the requirements of Microsoft.

The Distributor is responsible for all costs associated with professional certification. Avaya will require Distributor to furnish proof that the certification requirements have been successfully completed and that the certified individuals are employed by the Distributor. Failure to maintain employees with these certifications will result in the de-authorization of the Distributor to sell ECLIPS, if the situation is not corrected within 60 days. The Distributor must complete certification before they are authorized to sell ECLIPS.

The terms of this Appendix shall commence on the date this Appendix is signed by both parties. In the event of a conflict between the terms and conditions of the Agreement and this Appendix, the terms and conditions of Distributor Master Terms and conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

Intuity Conversant

A. Products:

Intuity Conversant

B. Licensed Materials

Intuity Conversant

C. Conversant Training

Course No.	Description

BTT509H	INTUITY CONVERSANT Install & Maintenance

BTC128H	Introduction to Scriptbuilder

BTC301H	INTUITY CONVERSANT VIS Advanced Scriptbuilding

BTC130H	INTUITY CONVERSANT Graphical Designer For New Application Design Customers

BTC302H	INTUITY CONVERSANT Graphical Designer For Experienced Scriptbuilder Users

BTC201H	Scriptbuilder Host Application Development Workshop

BTC421M	CONVERSANT VIS5.0/6.0 IBM Host Interface

BTC437M	CONVERSANT VIS 6.0 Hardware & AdminOverview

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Enterprise Communications Products

Video Networking Products

A. Products:

Avaya’ Multipoint Control Unit (MCU)

Avaya’ Conference Reservation and Control System (CRCS)

Unless modified, amended, or supplemented by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

Distributor Product Appendix: Avaya Internetworking Solutions Products

A. Products

Cajun family of products:

Cajun Campus Tthernet

Cajun Campus ATM

CajunView

CajunRules

Super Pipe

Access Point

LMF VPN Gateway (and subsequent products)

LSMS Security Management Server

Clear Trac

Avaya Wireless LAN - Indoor Data Networking (Open):

Client Devices:

PC Cards

Adapters

USB Client

Converters

Indoor Antennae

Residential Gateway

Infrastructure:

AccessPoint

Active Ethernet (Power over Ethernet)

Avaya Wireless LAN - Outdoor Data Networking (Managed):

Infrastructure Outdoor Networking

Access Server

Outdoor Kit

Outdoor Remote/Central Router

Outdoor Router Software

Antennae

Products for the US Government only

Residential Gateway (Open)

Access Point (Open)

Central/Remote Office Router (Managed)

B. Additional Distributor Responsibilities for Avaya Wireless Products:

Distributor will maintain a minimum of two in house technical experts to address all technical issues for Resellers prior to escalation to Avaya. Distributor is required to maintain a written technical support process and a dedicated technical support telephone line staffed by trained personnel.

C. Distributor may sell Avaya Wireless LAN Product designated as “Open”, in the Product listing above, to any reseller, including those not under agreement with Avaya.

D. Avaya’s standard End User warranties for the individual products covered under this Addendum will apply.

Unless modified, amended, or supplemental by this Product Appendix, all terms and conditions of Distributor Master Terms and Conditions remain in effect.

AMENDMENT TO

DISTRIBUTION AGREEMENT BETWEEN AVAYA INC. AND

SCANSOURCE, INC., d.b.a. CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Amendment dated (REDACTED) is entered into by and between Avaya inc. (“Avaya”), a Delaware corporation, with offices at 211 Mt. Airy Road, Basking Ridge, NJ 07920, and ScanSource, Inc. d.b.a. Catalyst Telecom, (“Distributor”), a South Carolina corporation, with its principal place of business at 6 Logue Court, Greenville, SC 29615.

WHEREAS, Avaya and Distributor entered into a Distribution Agreement Master Terms and Conditions effective August 16, 2002 (the “Agreement”); and

WHEREAS, in accordance with the terms of the Agreement, the parties now wish to amend the agreement to accommodate for a direct credit arrangement between Avaya and Distributor;

NOW THEREFORE, in consideration of the terms and conditions stated in the Agreement and such other valuable consideration, the parties agree as follows:

Section 10.0 is hereby deleted in its entirety and replaced with the following:

10.0 AVAYA BILLING AND DISTRIBUTOR PAYMENT

10.1 Invoices for Products will be sent by Avaya upon shipment of the Product, or as soon thereafter as practicable. (REDACTED) In the case of special offers or sales by Avaya to Distributor, additional terms of sale may be negotiated between the parties hereto on a situation-specific basis.

10.2 (REDACTED)

10.3 The amount of Distributor credit or terms of payment may be changed or credit withdrawn by Avaya at any time upon notice to Distributor in writing, unless Distributor provides Avaya with adequate assurance of performance, as that phase is used in Section 2-609 of the Uniform Commercial Code as adopted in New York, within ten days of any such written notice.”

The following clause is hereby added in its entirety:

32.0(REDACTED)

Entire Agreement

Except as explicitly modified herein, all terms, conditions and provisions of the Agreement and Amendments thereto shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement, previous Amendments, and this Amendment, the terms, conditions an provisions of this Amendment shall govern and control. The Agreement, together with its Attachments, Exhibits and Amendments thereto, shall constitute the complete and exclusive statement of the Agreement between the parties and supersedes all prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Avaya Inc.		ScanSource, Inc. d.b.a. Catalyst Telecom

By:	/s/ J. Tammam	By:	/s/ Richard P. Cleys
Name:	Jaicky Tammam	Name:	Richard P. Cleys
Title:	Global Credit Officer	Title:	VP & Chief Financial Officer
Date:	(REDACTED)	Date:	(REDACTED)

DISTRIBUTOR PRODUCT GROUP ATTACHEMNT TO AVAYA INC.

DISTRIBUTOR MASTER TERMS AND CONDITIONS

FOR

AVAYA MICROSOFT CRM UNIFIED SOLUTION

This Product Group Attachment (“PGA”) shall be effective as of                             (“Effective Date”) between Avaya, Inc. (“Avaya”) and ScanSource d/b/a Catalyst Telecom, (“Distributor”). This PGA hereby incorporates by reference the Distributor Master Terms and Conditions entered into between Avaya and Distributor. The terms set forth in this PGA shall be applicable to Avaya Microsoft CRM Unified Solution (“Unified Solution”) Products as defined herein.

In addition to the terms of the Distributor Master Terms and Conditions specifying the relationship of the parties and their responsibilities, the parties agree as follows:

1.0 DEFINITIONS

Unless otherwise specified herein, terms which are defined in the Distributor Master Terms and Conditions shall have the meanings specified therein. The following terms shall have the meanings specified below:

1.1 “Avaya Products” means Avaya’s proprietary technology (excluding the Middleware) integrated by Avaya with Microsoft CRM to form a Unified Solution.

1.2 “Microsoft CRM” means the object code versions of the following Microsoft Business Solutions CRM modules that Microsoft provides to Avaya: Microsoft CRM Sales Professional, Microsoft CRM Customer Service Professional, and Microsoft CRM Suite Professional. “Microsoft CRM” shall also include all commercial release versions of all Update, Upgrades and New Versions to Microsoft CRM that are provided by Microsoft to Avaya.

1.3 “Middleware” means Avaya’s proprietary software developed for the purposes of integrating Microsoft CRM with the Avaya Products into the Unified Solution, such as but not limited to IP400 Microsoft CRM Integration RFA.

1.4 “Unified Solution” means an integrated product offering, such as IP Office Customer Management-powered by MS CRM, or any other offer comprising of an Avaya Product, the Middleware and all or part of Microsoft CRM, wherein the Avaya Product, the Middleware and the Microsoft CRM are sold or licensed (as applicable) together and are intended to be connected to operate as a bundled solution (and not on a stand-alone basis).

2.0 APPOINTMENT FOR AVAYA MICROSOFT CRM SOLUTIONS PRODUCTS

2.1 Appointment. Avaya hereby authorized Distributor to purchase the Unified Solution from Avaya for resale to Resellers authorized by Avaya to resell the Unified Solution. Distributor agrees not to distribute any Unified Solution to Resellers that have not executed the Reseller Product Group Attachment for Avaya Microsoft CRM Unified Solution.

2.2 Limitations. The rights granted in this Section 2 are subject to the following limitations:

(a) DISTRIBUTOR IS NOT RESPONSIBLE FOR ASCERTAINING EITHER ITS RESELLER’S OR THE RESELLER’S CUSTOMER’ S INTENDED PURPOSE FOR MICROSOFT CRM. DISTRIBUTOR MUST NOT KNOWINGLY RESELL OR SUBLICENSE MICROSOFT CRM OR THE UNIFIED SOLUTION FOR USE IN CONTROLLING THE OPERATION OF EQUIPMENT IN ANY NUCLEAR FACILITIES, AIRCRAFT NAVIAGATION, COMMUNICATIONS OR FLIGHT CONTROL SYSTEMS, AIR TRAFFIC CONTROL, MASS TRANSIT, MEDICAL EQUIPMENT (FDA CLASS 2 OR 3, OR EQUIVALENT), OR WEAPONS SYSTEMS, OR IN ANY OTHER INHERENTLY DANGEROUS APPLICATIONS IN WHICH THE FAILURE OF MICROSOFT CRM OR THE UNIFIED SOLUTION COULD LEAD DIRECTLY TO DEATH, PERSONAL INJURY, OR SEVERE PHYSICAL OR ENVIRONMENTAL DAMAGE.

(b) Distributor may not provide commercial hosting, time share, service bureau or similar services with any copy of a Unified Solution or Microsoft CRM.

(c) Distributor may not reverse engineer, decompile or disassemble the Unified Solution or Microsoft CRM.

(d) Distributor must not distribute Microsoft CRM in a stand-alone form.

(e) Distributor may distribute the Unified Solution only on CD-ROM(s) or other tangible media, and not via the Internet; however, Distributor may distribute service packs and updates via the Internet.

(f) Distributor’s authorization to provide the Unified Solution and the United Solution license provided to a Reseller does not include any license, right, power or authority to cause the Unified Solution to become subject to any of the terms of an Excluded License. For purposes of this PGA, an “Excluded License” means any license that requires (A) disclosure of the source code of the Unified Solution or the Microsoft CRM or (B) redistribution of the Unified Solution or the Microsoft CRM at no charge.

3.0 OTHER OBLIGATIONS

3.1 Support. Avaya is responsible for providing End User support for the Unified Solution, in accordance with the term and conditions of the Distributor Master agreement.

3.2 Anti-piracy. Distributor will not knowingly engage in the manufacture, use or distribution of counterfeit, pirated or illegal copies of Microsoft CRM or the Unified Solution. Distributor agrees not to distribute any Unified Solution to customers that are known to Distributor to engage in the use, manufacture, distribution or transfer or counterfeit, pirated or illegal software. Distributor will reasonably cooperate with Avaya in the investigation of counterfeit, pirated or illegal copies of the Unified Solution. Distributor agrees to report to Avaya, as soon as reasonably possible after it comes to Distributor’s attention, any suspected counterfeiting, piracy or other infringement of copyright in the Unified Solutions, Unified Solutions’ manuals or marketing materials.

Distributor agrees that by executing this Product Group Attachment, it is bound by the terms and conditions of the Distributor Master Terms and Conditions and the terms and conditions contained in the Product Group Attachment which Distributor has been authorized to sell.

IN WITNESS WHEREOF the parties have caused this Product Group Attachment to be signed by their duly authorized representatives.

Avaya Inc.	Distributor

By:	By:	/s/ John Black
Typed Name:	Typed Name:	John Black
Title:	Title:	President Catalyst Telecom
Date:	Date:	(REDACTED)

AMENDMENT NO. 02

TO

DISTRIBUTION AGREEMENT BETWEEN AVAYA INC. AND

SCANSOURCE, INC., d.b.a. CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Amendment dated (REDACTED) (the “Effective Date”), is entered into by and between Avaya Inc. (“Avaya”), a Delaware corporation, with offices at 211 Mt. Airy Road, Basking Ridge, NJ 07920, and ScanSource, Inc., d.b.a. Catalyst Telecom, its subsidiaries and affiliates, including without limitation Channel Max and Outsourcing Unlimited, Inc., (“Distributor”), a South Carolina corporation, with its principal place of business at 6 Logue Court, Suite G, Greenville, SC 29615.

WHEREAS, Avaya and Distributor entered into a Distribution Agreement effective (REDACTED) (the “Agreement”);

WHEREAS, the parties entered into a Distributor Product Group Attachment For Services effective (REDACTED) (the “Distributor PGA”);

WHEREAS, in accordance with the terms set forth in Section 30.1 of the Agreement, the parties entered into Amendment No. 1, effective (REDACTED)

WHEREAS, also in accordance with the terms set forth in Section 30.1 of the Agreement, the parties now wish to further amend the Agreement to authorize Distributor to resell certain Avaya service offerings to authorized Avaya Resellers.

NOW THEREFORE, in consideration of the terms and conditions stated in the Agreement and such other valuable consideration, the parties agree as follows:

1. PURPOSE; AUTHORIZATION

1.1 Authorization. This Amendment sets forth (i) the terms and conditions under which Distributor is authorized to resell certain Avaya service offerings to authorized Avaya Services Resellers in the Territory; (ii) the Avaya service offerings that Distributor may resell under this Amendment, as described in Attachment A hereto and in the Distributor PGA separately executed by the parties; and (iii) the discounts and prices that Avaya shall make available to Distributor for reselling such Services under this Amendment (see Attachment B hereto). The parties agree that Avaya may change the discounts and prices set forth in Attachment B on each anniversary of the Effective Date of this Amendment.

1.2 Limitations. Distributor’s authorization as set forth in this Section is limited to solely those Avaya authorized Services Resellers who have executed, and are currently a party to, either (1) a Reseller Product Group Attachment to Avaya Inc. Reseller Master Terms and Conditions for Services (also known as a “Reseller PGA”); or, (2) an Avaya Master Reseller Agreement for Services; or, (3) any successor Avaya Reseller agreement.

1.3 Indemnification. Distributor shall indemnify Avaya for all claims, actions, costs, expenses, and damages suffered by Avaya as a result of Distributor’s failure to comply with Section 1.2 of this Amendment. Distributor’s indemnification shall survive any termination of this Amendment or the Agreement.

2. DISTRIBUTOR RESPONSIBILITIES

2.1 Recruitment of New Resellers. Distributor shall indentify and qualify potential new resellers of Avaya Services, as set forth in Attachment A, that Avaya may agree to authorize as an Avaya Reseller.

2.2 Prepaid Maintenance Services Agreements. The discounts for Maintenance Services set forth in Attachment B of this Amendment shall apply only to the resale of prepaid Maintenance Services agreements.

3. AVAYA RESPONSIBILITIES

3.1 Provision of Services to End User. Avaya will be responsible for providing the Services as described in the Distributor PGA directly to End Users following Avaya’s acceptance of the applicable order from Distributor.

4. TERMINATION

4.1 Termination for Convenience. Either party may terminate this Amendment for convenience upon ninety (90) days prior written notice to the other party.

4.2 Termination for Cause. Either party may terminate this Amendment with cause in the event of a material breach that has not been cured by the breaching party within thirty (30) days of receiving written notice of the breach. Notwithstanding the foregoing, Avaya may terminate this Amendment upon thirty (30) days written notice in the event Distributor is in material breach of any single provision set forth in this Amendment more than two (2) times within any discrete twelve (12) month period following the Effective Date.

Except as explicitly modified herein, all terms, conditions and provisions of the Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. The Agreement, together with its Attachments, Exhibits and Amendments thereto, and this Amendment, shall constitute the complete and exclusive statement of the Agreement between the parties and supersedes all prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Avaya Inc.		ScanSource, Inc., d.b.a. Catalyst Telecom

By:	/s/ Kevin P. Cook	By:	/s/ John Black
Name:	Kevin P. Cook	Name:	John Black
Title:	AGS-VP Worldwide Sales & Channels	Title:	President Catalyst Telecom
Date:	(REDACTED)	Date:	(REDACTED)

Attachment A

Authorized Services

•	Avaya Voice Maintenance Services for

•	DEFINITY®/MultiVantage™

•	Communications Applications Solutions

•	Unified Communications

•	PARTNER®/MAGIX ®

•	Avaya IP Office Maintenance Services for:

•	IP Office Products

•	Avaya Network Consulting Services

•	Avaya Implementation/Installation Services for:

•	DEFINITY®/MultiVantage™

•	Communications Applications Solutions

•	Unified Communications

•	IP Office Products

•	PARTNER®/MAGIX ®

Attachment B

Discount and Price Schedule

(REDACTED)

AMENDMENDMENT NO. 01

TO

DISTRIBUTION AGREEMENT BETWEEN AVAYA INC. AND

SCANSOURCE, INC., d.b.a. CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Amendment dated (REDACTED) (the “Effective Date”), is entered into by and between Avaya Inc. (“Avaya”), a Delaware corporation, with offices at 211 Mt. Airy Road, Basking Ridge, NJ 07920, and ScanSource, Inc., d.b.a. Catalyst Telecom, its subsidiaries and affiliates, including without limitation Channel Max and Outsourcing Unlimited, Inc. (“Distributor”), a South Carolina corporation, with its principal place of business at 6 Logue Court, Suite G, Greenville, SC 29615

WHEREAS, Avaya and Distributor entered into a Distribution Agreement effective (REDACTED) (the “Agreement”);

WHEREAS, the parties entered into a Distributor Product Group Attachment For Services effective (REDACTED) (the “Distributor PGA”)

WHEREAS, in accordance with the terms set forth in Section 30.1 of the Agreement, the parties now wish to amend the Agreement to authorize Distributor to offer certain Avaya service offerings to authorized Avaya Resellers on a commission basis as further described in this Amendment.

NOW THEREFORE, in consideration of the terms and conditions stated in the Agreement and such other valuable consideration, the parties agree as follows:

1. PURPOSE.

This Amendment sets forth the terms and conditions governing Distributor’s commitment to assist Avaya in increasing its voice maintenance Services revenue and Distributor’s entitlement to commission payments therefor.

2. DISTRIBUTOR AUTHORIZATION

2.1 Authorization. Avaya hereby authorizes Distributor to engage Avaya authorized Services Resellers, for such Resellers to offer or market certain Avaya voice Maintenance Services, as set forth in Attachment A hereto, to End Users for purchase by End Users directly from Avaya (“Channel Services”).

2.2 Limitations. Distributor authorization as set forth in Section 2.1 of this Amendment is limited solely to those Avaya authorized Services Resellers who have executed, and are currently a party to, either (1) a Reseller Product Group Attachment to Avaya Inc. Reseller Master Terms and Conditions for Services (also known as a “Reseller Services PGA”); or, (2) an Avaya Master Reseller Agreement for Services; or, (3) any successor Avaya Reseller agreement.

2.3 Indemnification. Distributor shall indemnify Avaya for all claims, actions, costs, expenses, and damages suffered by Avaya as a result of Distributor’s failure to comply with Section 2.2 of this Amendment. Distributor’s indemnification shall survive any termination of this Amendment or the Agreement.

3. DISTRIBUTOR RESPONSIBILITIES.

3.1 Orders. Distributor shall accept from Resellers written reseller and End User signed Services orders for Distributor’s review and Avaya’s subsequent acceptance (each, a “Channel Service Order”). (REDACTED)

3.2 Recruitment of New Resellers. Distributor shall identify and quality potential new resellers of Avaya Maintenance Services that Avaya may agree to authorize as an Avaya Reseller.

3.3 (REDACTED)

4.0 AVAYA RESPONSIBILITIES

4.1 (REDACTED)

4.2 Commission Payments. Avaya will pay commissions to Distributor based on the Commitment, and in accordance with the specific terms set forth in Attachment B hereto. Commissions will be payable in accordance with relevant sections of the then current Avaya maintenance commission policy available to Distributor online on the Avaya website, or upon Distributor’s request.

4.3 Provision of Channel Services To End User. Avaya will be responsible for providing the Channel Services directly to End Users following Avaya’s acceptance of the applicable order from Distributor. Avaya shall be solely responsible for the invoicing and collection of fees from End Users for such Channel Services.

5. TERMINATION

5.1 Termination for Convenience. Either party may terminate this Amendment for convenience upon ninety (90) days prior written notice to the other party.

5.2 Termination for Cause. Either party may terminate this Amendment with cause in the event of a material breach that has not been cured by the breaching party within thirty (30) days of receiving written notice of the breach. Notwithstanding the foregoing, Avaya may terminate this Amendment upon thirty (30) days of receiving written notice in the event Distributor is in material breach of any single provision set forth in this Amendment more than two (2) times within any discrete twelve (12) month period following the Effective Date.

Except as explicitly modified herein, all terms, conditions and provisions of the Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. The Agreement, together with its Attachments and Exhibits thereto, and this Amendment, shall constitute the complete and exclusive statement of the Agreement between the parties and supersedes all prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Avaya Inc.		ScanSource, Inc., d.b.a. Catalyst Telecom

By:	/s/ Kevin P. Cook	By:	/s/ John Black
Name:	Kevin P. Cook	Name:	John Black
Title:	AGS-VP Worldwide Sales & Channels	Title:	President Catalyst Telecom
Date:	(REDACTED)	Date:	(REDACTED)

Attachment A

Authorized Channel Services

•	Avaya Voice Maintenance Services for:

•	DEFINITY®/MultiVantage™

•	Communications Applications Solutions

•	Unified Communications

•	Small and Mid Business Solutions

•	IP Office

•	PARTNER®/MERLIN MAGIX®

Attachment B

(REDACTED)

ADDENDUM to

DISTRIBUTION AGREEMENT BETWEEN AVAYA INC. AND SCANSOURCE, INC. d.b.a.

CATALYST TECHNOLOGIES

(REDACTED)

ADDENDUM TO THE AVAYA AUTHORIZED DISTRIBUTOR AGREEMENT

BETWEEN

AVAYA INC.

AND

SCANSOURCE, INC. DBA CATALYST TECHNOLOGIES

WHEREAS, Avaya Inc. (“Avaya”) and ScanSource, Inc. dba Catalyst Technologies (“Catalyst”) entered into an Distribution Agreement dated August 16, 2002, Agreement No. AVDIST1-021002 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to enable Catalyst to market and sell Avaya IP Office Products to Authorized Resellers.

NOW THEREFORE, the parties agree as follows:

1. As it pertains to the products listed in this Addendum, the Avaya IP Office Products shall become part of the Agreement.

A.	Products and Related Software

IP Office Communications Systems and Software

Additional Product Authorizations associated with IP Office Communications System Configurations

Merlin Magic Series Terminals for connection to the IP Office Communications System Definity 6400 Series Terminals for connection to the IP Office communications System IP Series Terminals for connection to the IP Office Communications Systems Additional Avaya products, adjuncts, adapters and connectors, specifically identified for connection to the IP Office Communications System

B.	Catalyst Responsibilities

Catalyst shall be in compliance with Avaya’s current Product Authorization (PA) Requirements for Distributors.

PA is a supplemental document provided by Avaya to Catalyst detailing current Catalyst responsibilities specific to IP Office Communications systems and Software.

The terms of this Addendum shall commerce on the date this Addendum is signed by both parties. In the event of a conflict between the terms and conditions for the Agreement and this Addendum, the terms and conditions of this Addendum shall control. Unless modified, amended, or supplemented by this Product Addendum, all terms and conditions of the Agreement shall remain in effect.

AVAYA INC		SCANSOURCE, INC. dba CATALYST TELECOM

By:	/s/ Susan W. Bailey	By:	/s/ John Black
Name:	Susan Bailey	Name:	John Black
Title:	Vice President, Avaya	Title:	President, Catalyst Telecom
Date:	(REDACTED)	Date:	(REDACTED)

AVAYA

AMENDMENT TO

DISTRIBUTION AGREEMENT BETWEEN AVAYA, INC. AND

SCANSOURCE, INC. D/B/A CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Amendment dated (REDACTED) (the “Effective Date”) is entered into by and between Avaya, Inc. (“Avaya”), a Delaware corporation, with offices at 211 Mt. Airy Road, Basking Ridge, NJ 07920, and ScanSource, Inc. d/b/a Catalyst Telecom (“Distributor”), a South Carolina corporation, with its principal place of business at 6 Logue Court, Greenville, SC 29615.

WHEREAS, Avaya and Distributor entered into a Distribution Agreement Master Terms and Conditions No. AVDIST1-021002 effective August 16, 2002 (the “Agreement”); and

WHEREAS, in accordance with the terms of the Agreement, the parties now wish to amend the agreement to accommodate a revision to the payment terms between Avaya and Distributor;

NOW THEREFORE, in consideration of the terms and conditions stated in the Agreement and such other valuable consideration, the parties agree as follows:

1. Section 10.1 is hereby deleted in its entirety and replaced with the following for invoices dated (REDACTED) and any thereafter:

“10.1 Invoices for Products will be sent by Avaya upon shipment of the Product, or as soon thereafter as practicable. (REDACTED) In the case of special offers or sales by Avaya to Distributor, additional terms of sale may be negotiated between the parties hereto on a situation-specific basis.”

2. ENTIRE AGREEMENT. Except as explicitly modified herein, all terms, conditions and provisions of the Agreement and amendments thereto, shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. This Amendment shall constitute the complete and exclusive statement of the agreement between the parties with regard to the revision in payment terms and supersedes all prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Avaya, Inc.		ScanSource, Inc. d/b/a Catalyst Telecom

By:	/s/ Charles L. Ill	By:	/s/ Linda B. Davis
Name:	Charles L. Ill	Name:	Linda B. Davis
Title:	Senior VP Global Sales	Title:	VP and Treasurer
Date:	(REDACTED)	Date:	(REDACTED)

AMENDMENT TO

DISTRIBUTION AGREEMENT BETWEEN AVAYA, INC. AND

SCANSOURCE, INC. D/B/A CATALYST TELECOM

MASTER TERMS AND CONDITIONS

This Amendment dated (REDACTED) (the “Effective Date”), is entered into by and between Avaya, Inc. (“Avaya”), a Delaware corporation, with offices at 211 Mt. Airy Road, Basking Ridge, NJ 07920, and ScanSource, Inc. d/b/a Catalyst Telecom (“Distributor”), a South Carolina corporation, with its principal place of business at 6 Logue Court, Greenville, SC 29615.

WHEREAS, Avaya and Distributor entered into a Distribution Agreement Master Terms and Conditions No. AVDIST1-021002 effective August 16, 2002 (the “Agreement”); and

WHEREAS, in accordance with the terms of the Agreement, the parties now wish to amend the agreement to accommodate a revision to the payment terms between Avaya and Distributor;

NOW THEREFORE, in consideration of the terms and conditions stated in the Agreement and such other valuable consideration, the parties agree as follows:

1. Section 10.1 is hereby deleted in its entirety and replaced with the following for invoices dated October 1, 2009 and any thereafter:

“10.1 Invoices for Products will be sent by Avaya upon shipment of the Product, or as soon thereafter as practicable. (REDACTED) In the case of special offers or sales by Avaya to Distributor, additional terms of sale may be negotiated between the parties hereto on a situation-specific basis.”

2. ENTIRE AGREEMENT. Except as explicitly modified herein, all terms, conditions and provisions of the Agreement and amendments thereto, shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. This Amendment shall constitute the complete and exclusive statement of the agreement between the parties with regard to the revision in payment terms and supersedes all prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Avaya, Inc.		ScanSource, Inc. d/b/a Catalyst Telecom

By:	(REDACTED)	By:	/s/ Michael L. Baur
Name:	(REDACTED)	Name:	Michael L. Baur
Title:	(REDACTED)	Title:	CEO
Date:	(REDACTED)	Date:	(REDACTED)

Avaya – Proprietary & Confidential